UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October 23, 2007 (Date of earliest event reported)

CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-4604	31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 S. Gilmore Road, Fairfield, Ohio		45014-5141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 870-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2007, The Cincinnati Insurance Company, a wholly-owned subsidiary of Cincinnati Financial Corporation (the company), entered into a Secondary Block Trade Agreement with UBS Securities LLC in which The Cincinnati Insurance Company agreed to sell, and UBS Securities LLC agreed to buy, a block of 5.5 million shares of Fifth Third Bancorp (NASDAQ: FITB) common stock at a price of $29.50 per share, or total proceeds of $162,250,000. The agreement provides for a closing not later than October 29, 2007 and contains customary seller representations and warranties as well as a covenant to refrain from selling any other Fifth Third Bancorp shares for a period of 90 days after the closing date. The proceeds of this transaction were used to largely fund the company’s accelerated stock repurchase described below.

On October 24, 2007, the company entered into a series of four Purchase Agreements with UBS AG, London Branch (the seller) (acting through UBS Securities, LLC as agent) providing for the company’s accelerated repurchase of 4 million shares of its common stock. Under the agreement, the seller agrees to deliver the shares to the company for an initial price of $159,520,000 (based on a reference price of $39.88). Under the terms of the agreement, the seller is expected to purchase an equivalent number of shares in the open market over a period that will conclude no later than the first quarter of 2008. The initial price of the accelerated share repurchases is subject to adjustment based on the volume weighted average price of the shares during this period less a discount.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date: October 29, 2007	/S/ Kenneth W. Stecher
Kenneth W. Stecher
Chief Financial Officer, Executive Vice President, Secretary and Treasurer
(Principal Accounting Officer)